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                                                              EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         Years Ended September 30,
                                ------------------------------------------
                                 1997     1996     1995      1994     1993
                                ------   ------   ------     ----     ----
                                           (Dollars in Millions)

Consolidated income
   before income taxes......    $  283   $  260   $  300     $293     $255
                                ------   ------   ------     ----     ----
Fixed Charges
   Interest.................       918      819      716      486      454
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......        4        3        2        3        3
                                ------   ------   ------     ----     ----

Total fixed charges.........       922      822      718      489      457
                                ------   ------   ------     ----     ----
Earnings available
   for fixed charges........    $1,205   $1,082   $1,018     $782     $712
                                ======   ======   ======     ====     ====

Ratio of earnings to
   fixed charges<F1>........      1.31     1.32     1.42     1.60     1.56
                                  ====     ====     ====     ====     ====

-----------------

<F1>   TMCC has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 15 of the Consolidated Financial Statements. As of September 30, 1997, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges. The ratio of earnings to fixed charges for TMS and subsidiaries was 1.92, 1.49, 1.74, 1.90 and 2.07 for the years ended September 30, 1997, 1996,
1995, 1994 and 1993, respectively. The ratio of earnings to fixed charges for TMMNA and subsidiaries was 65.52 for the year ended September 30, 1997.

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